Exhibit 99.1

Bank Q2 Scorecard: Deposits Up, Loans, Assets Off

By Pat Maio
ORANGE COUNTY BUSINESS JOURNAL STAFF

Orange County-based banks and thrifts saw a surge in deposits in the second quarter after upping savings rates to lure customers.

Deposits at the 11 largest banks and savings and loans based here grew 6% from the first quarter to $16 billion in the second quarter, according to numbers from federal banking regulators.

Banks and thrifts are in a battle for deposits, offering higher rates on certificates of deposits, according to executives and industry watchers.

The Federal Reserve’s upping of short-term interest rates 10 times in the past year has provided ammunition for the banks and thrifts to go after deposits.

“The pricing over the past few quarters has become very intense for CDs,” said Steven R. Gardner, chief executive of Pacific Premier Bancorp Inc. of Costa Mesa, the fourth largest financial institution based here with $631.6 million in assets as of June 30.

Pacific Premier’s Gardner: “pricing over the past few quarters has become very intense for CDs”

Irvine-based Metro-Pacific Bank recently started offering a 4.15% annual yield on a one-year CD with a balance of $100,000. An average one-year CD offers 3.7%, according to Bankrate.com.

“Competition is very keen out there,” said Joe Savage, chief financial officer of Irvine-based MetroPacific Bank.

As deposits grew in the quarter, two other measures at the banks and thrifts slipped slightly: assets and employment. Both could be signs of slowing mortgage lending.

Employment eased from 3,507 people in the first quarter to 3,472 in the second. Assets slipped from $25.4 billion in the first quarter to $25.1 billion. Total outstanding loans edged downward from $22.2 billion to $22.1 billion.

Assets include cash, loans, real estate and securities held by a bank or thrift.

The biggest percentage of job cuts came at Costa Mesa-based Pacific Mercantile Bancorp. The bank fired close to 60 people this summer when it shuttered its wholesale mortgage banking unit due to growing costs amid rising interest rates.

“The refinance (mortgage) market slowed down a lot,” said Nancy Gray, chief financial officer of Pacific Mercantile.

Regulatory compliance costs for the unit were rising as it began to feel the brunt of a slowdown in refinancings in the past year, Gray said.

The bank is in the midst of building up its commercial banking business, where it sees better profits, according to Gray.

Job declines also came at Los Angeles National Bank, South County Bank, Orange County Community Bank and South Coast Commercial, though the cuts were barely measurable.

Other banks posted a handful of gains.

Lower assets and loans came largely at the two largest locally based institutions, Downey Financial Corp., parent of Downey Savings & Loan, and Commercial Capital Bancorp Inc., parent of Commercial Capital Bank.

Each saw a slight boost in deposits.

Commercial Capital has been trying to build deposits to fuel its growth in lending to buyers of apartments. Downey is seeing investor concerns about negative amortization on its option adjustable rate mortgages, where borrowers pick which type of payment to make, including a credit card-style minimum payment. The interest beyond the minimum payment gets tacked on to the loan.

An estimated 87% of Downey’s mortgages are option ARMs, the thrift said recently. Downey’s negative amortization has accelerated from quarter to quarter since late 2004.

Profits and revenue growth remain strong for local banks and thrifts.

Revenue at the 11 rose 16.6% from the first quarter to $283.3 million in the second. Profits rose 17% quarter to quarter to $100 million.

The profit outlook locally is a different story from what is happening nationally.

The Federal Deposit Insurance Corp. recently reported $33.1 billion in profits at the nation’s 8,800 banks and thrifts in the second quarter, the second best performance ever.

But second-quarter profits were off 3%, or $1.1 billion, from the first quarter, when they hit a record high.

That trend makes the deposit grab by local banks and thrifts notable, said Edward J. Carpenter, chief executive of Irvine-based Carpenter & Co., a bank consultancy.

 “Big banks are losing deposits to stock brokerages,” he said.

The local deposit gain also could reflect competition. The county has seen a rash of banks start up in the past few years. Among them are 6-month old MetroPacific Bank, Commerce National of Fullerton, which opened in late 2003, and ethnic banks such as 3-month-old First Vietnamese American Bank of Westminster and Uniti Bank in Buena Park, geared to Korean-Americans.

Saigon National Bank, also based in Westminster, plans to open later this year.

Others are expanding. Ivo A. Tjan, chairman and chief executive of CommerceWest, said his bank plans to announce a branch opening in the Torrance and Gardena area this week, and possibly expand into the Temecula Valley area south of Riverside.

“We want to penetrate deeper into the market,” Tjan said. “We aren’t much into residential lending, which is good, because that’s where we see a slowdown.”

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.